Exhibit 99.1

Sophiris Bio Reports Third Quarter Financial Results and Business Highlights

SAN DIEGO and VANCOUVER, British Columbia, November 16, 2015 – Sophiris Bio Inc. (NASDAQ: SPHS) (the “Company” or “Sophiris”), a biopharmaceutical company developing PRX302 (topsalysin) for the treatment of urological diseases, today announced financial results for the three and nine months ended September 30, 2015.

Business Highlights:

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On November 10, 2015, the Company announced final positive results from its Phase 3 "PLUS-1" study of PRX302 as a treatment for lower urinary tract symptoms of benign prostatic hyperplasia (BPH, enlarged prostate). PRX302 demonstrated a statistically significant improvement in International Prostate Symptom Score (IPSS) total score from baseline over 12 months compared to the vehicle-only control group (7.60 vs. 6.58 point overall improvement; p = 0.043), the primary endpoint of the study. The clinical relevance of the overall improvement in IPSS was assessed by an additional efficacy endpoint, the patient self-assessment of the impact of treatment on their quality of life, which was assessed using the 0 – 6 point Quality of Life from the IPSS questionnaire. The PRX302 average change from the 4.5 point baseline was a sustained 1.6 to 1.7 points improvement from Weeks 18 through 52, which was statistically significantly superior to patients treated with vehicle for every post-baseline visit beginning at week 18 (reaching p = 0.004). PRX302 treatment was generally well tolerated in the study and continues to demonstrate a favorable safety profile, with no evidence of any treatment related sexual or cardiovascular side effects.

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A total of 17 patients with clinically significant, localized low to intermediate risk prostate cancer have been enrolled in the ongoing Phase 2a proof of concept study. The study utilizes previously obtained MRI images mapped to real time 3D ultrasound to target the delivery of PRX302 directly into and around a pre-identified clinically significant tumor. The study is being conducted at a single center well known for the focal treatment of prostate cancer in the UK. Although the primary objective of the study is to assess safety and tolerability, potential efficacy will be assessed by biopsy after six months. The Company expects to have initial data on histological and MRI changes after six months for approximately half the patients in early 2016 and final data on all patients in the second quarter of 2016.

“We have remained focused and diligent at Sophiris as we approach key data milestones, and that steadfast commitment and belief in our topsalysin programs is paying off,” stated Randall Woods, president and CEO of Sophiris Bio. “The successful outcome of the Phase 3 PLUS-1 study indicates that patients treated with topsalysin experienced a significant improvement in their BPH symptoms and their quality of life. These data increase our confidence in the targeted mechanism by which topsalysin ablates prostate tissue, thus supporting our rationale for advancing the development of topsalysin as a treatment for localized prostate cancer. We are fast approaching another key data milestone in early 2016, in which we anticipate initial data from a Phase 2a proof of concept trial of topsalysin in patients with localized low to intermediate risk prostate cancer.”

Financial Results

At September 30, 2015, we had cash, cash equivalents and securities available-for-sale of $9.9 million and net working capital of $7.6 million. We expect that our cash, cash equivalents and securities available-for-sale as of September 30, 2015 will be sufficient to fund our operations through the end of April 2016 assuming that we do not initiate any additional clinical development of PRX302. We will need to obtain additional capital to fund a second Phase 3 clinical trial of PRX302 for the treatment of the symptoms of BPH and for any future clinical development of PRX302 for the treatment of localized prostate cancer beyond our ongoing Phase 2a proof of concept clinical trial.

For the three months ended September 30, 2015

The Company reported a net loss of $3.7 million ($0.22 per share) for the three months ended September 30, 2015 compared to a net loss of $8.2 million ($0.49 per share) for the three months ended September 30, 2014.

Research and development expenses

Research and development expenses were $2.6 million for the three months ended September 30, 2015 compared to $6.7 million for the three months ended September 30, 2014. The decrease in research and development costs are attributable to a decrease in the costs associated with the Company’s Phase 3 PLUS-1 clinical trial of PRX302 and costs associated with the manufacturing activities for PRX302. This decrease is partially offset by an increase in costs associated with the Company’s Phase 2a proof of concept trial for localized low to intermediate risk prostate cancer.

General and administrative expenses

General and administrative expenses were $0.9 million for the three months ended September 30, 2015 compared to $1.4 million for the three months ended September 30, 2014. The decrease is primarily due to a decrease in non-cash stock-based compensation expense and, to a lesser extent, a decrease in legal, accounting and personnel related costs.

For the nine months ended September 30, 2015

The Company reported a net loss of $11.7 million ($0.69 per share) for the nine months ended September 30, 2015 compared to a net loss of $25.4 million ($1.54 per share) for the nine months ended September 30, 2014.

Research and development expenses

Research and development expenses were $8.2 million for the nine months ended September 30, 2015 compared to $20.6 million for the nine months ended September 30, 2014. The decrease in research and development costs are attributable to a decrease in the costs associated with the Company’s Phase 3 PLUS-1 clinical trial of PRX302 and costs associated with the manufacturing activities for PRX302. This decrease is partially offset by an increase in costs associated with the Company’s Phase 2a proof of concept trial for localized low to intermediate risk prostate cancer.

General and administrative expenses

General and administrative expenses were $3.0 million for the nine months ended September 30, 2015 compared to $4.3 million for the nine months ended September 30, 2014. The decrease is primarily due to a decrease in non-cash stock-based compensation expense and, to a lesser extent, a decrease in legal, consulting and personnel related costs.

For complete financial results, please see the Company’s website at www.sophiris.com.

About Sophiris

Sophiris Bio Inc. is a biopharmaceutical company developing PRX302, a clinical-stage, targeted therapy for the treatment of urological diseases. PRX302 is in Phase 3 clinical development for the treatment of the symptoms of BPH and is designed to be as efficacious as pharmaceuticals, less invasive than the surgical interventions, and without the sexual side effects seen with existing treatments. PRX302 is also currently in a Phase 2a proof of concept study for the treatment of localized low to intermediate risk prostate cancer. For more information, please visit www.sophiris.com.

Certain statements included in this press release may be considered forward-looking, including the quote of Sophiris’ President and CEO and any expectations relating to the results of Sophiris’ Phase 3 clinical trial of BPH and the Phase 2a proof of concept trial for the treatment of localized low to intermediate risk prostate cancer and expectations about efficacy of PRX302, the timing of receipt of data from the proof of concept trial or Sophiris’ capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Some of the risks and uncertainties that could cause actual results, performance or achievements to differ include without limitation, risk associated with the process of developing, manufacturing commercial scale drug products, obtaining regulatory approval of and commercializing treatments that are safe and effective, and in the endeavor of building a business around such treatments. All forward-looking statements are based on Sophiris’ current beliefs as well as assumptions made by and information currently available to Sophiris and relate to, among other things, anticipated financial performance, business prospects, strategies, regulatory developments, clinical trial results, market acceptance, ability to raise capital and future commitments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Due to risks and uncertainties, including the risks and uncertainties identified by Sophiris in its public securities filings; actual events may differ materially from current expectations. Sophiris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Peter Slover

Chief Financial Officer

(858) 777-1760

Corporate Communications and Investor Relations:

Jason Spark	Michael Moore
Canale Communications	NATIONAL Equicom
Corporate Communications and IR	Investor Relations
(619) 849-6005	858-886-7813
jason@canalecomm.com	mmoore@national.ca

Sophiris Bio Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	September 30,	December 31,
	2015	2014

Assets:

Current assets:

Cash and cash equivalents	$4,908	$4,123
Securities available-for-sale	4,952	18,572
Other receivables	18	16
Prepaid expenses	1,506	2,825

Total current assets	11,384	25,536

Property and equipment, net	21	36
Other long-term assets	19	19

Total assets	$11,424	$25,591

Liabilities and shareholders’ equity:

Current liabilities:

Accounts payable	$775	$2,633
Accrued expenses	1,245	2,307
Current portion of promissory notes	1,719	598

Total current liabilities	3,739	5,538

Long-term promissory notes	4,035	5,343
Stock-based compensation liability	42	22

Total liabilities	7,816	10,903

Shareholders’ equity:

Common shares, unlimited authorized shares, no par value; 16,844,736 shares issued and outstanding at September 30, 2015 and December 31, 2014	113,095	113,095
Contributed surplus	17,670	17,053
Accumulated other comprehensive gain	100	99
Accumulated deficit	(127,257)	(115,559)

Total shareholders’ equity	3,608	14,688

Total liabilities and shareholders’ equity	$11,424	$25,591

Sophiris Bio Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Operating expenses:
Research and development	$2,555	$6,710	$8,192	$20,629
General and administrative	921	1,370	2,967	4,316
Total operating expenses	3,476	8,080	11,159	24,945

Other income (expense):
Interest expense	(174)	(175)	(528)	(551)
Interest income	4	10	18	40
Gain on revaluation of warrant liability	—	—	—	49
Other income (expense), net	(9)	21	(29)	(27)
Total other expense	(179)	(144)	(539)	(489)

Net loss	$(3,655)	$(8,224)	$(11,698)	$(25,434)

Basic and diluted loss per share	$(0.22)	$(0.49)	$(0.69)	$(1.54)
Weighted average number of outstanding shares – basic and diluted	16,845	16,845	16,845	16,499

Other comprehensive income (loss):
Unrealized (loss) gain on securities available-for sale	—	(1)	1	3
Total other comprehensive loss	$(3,655)	$(8,225)	$(11,697)	$(25,431)

Source: Sophiris Bio Inc.